Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of February 1st, 2006 (the "Agreement"), is by and between Healthways, Inc., a Delaware corporation (the "Company"), and Mary D. Hunter (the "Executive").

WHEREAS, the Company desires that the Executive serve or continue to serve as Executive Vice President / CAO and the Executive desires to hold such position under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

I.	EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

II.	TERM. Subject to termination as stated in Section VI, the term of employment of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) shall commence on September 1, 2005 (the “Effective Date”), and shall have a continuous term of two (2) years thereafter.

III.	POSITION. During the Term, the Executive shall serve as Executive Vice President / CAO of the Company performing duties commensurate with the position and such additional duties as the Company shall determine. If asked, the Executive agrees to serve, without any additional compensation, as a director on the Board of Directors of the Company (the “Board”) and/or the board of directors of any subsidiary of the Company, and/or in one or more officer positions with the Company and/or any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign as a director and officer of the Company (and any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

IV.	DUTIES. During the Term, the Executive shall devote her full time and attention during normal business hours to the business and affairs of the Company; provided, however, that it shall not be a violation of this Agreement for the Executive with the approval of the Company to devote reasonable periods of time to charitable and community activities and industry or professional activities, and/or to manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.

V.	COMPENSATION

A.	Base Salary. The Executive’s initial base salary as of the Effective Date is $270,000. Effective September 1 of each calendar year after the Effective Date during the Term of this Agreement, upon the recommendation of the Chief Executive Officer (“CEO”), the Board (or a committee of the Board) shall review the Executive’s base salary and may increase such amount if and as it may deem advisable. Such initial base salary, as it may be increased during the Term, is defined as the “Base Salary.” The Base Salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices, and is subject to all proper taxes and withholding. The Base Salary rate at which the Executive is being compensated on the Date of Termination (as defined below) shall be the Base Salary rate used in determining all severance amounts payable to the Executive hereunder.

B.	Bonus Plan. Such bonus, if any, as shall be determined upon the recommendation of the CEO by the Board (or any designated Committee of the Board comprised solely of independent directors), shall be paid in accordance with the terms and conditions of the bonus plan established for the Company (“Bonus Plan”).

C.	Long Term Incentive Awards. During the Term, upon the recommendation of the CEO, the Board (or any designated committee of the Board comprised solely of independent directors) will consider, in its sole discretion, long term incentive awards to the Executive pursuant to the Company’s equity incentive plans.

D.	Vacation. During each calendar year of this Agreement, the Executive shall be entitled to vacation in accordance with Company policy in effect from time to time, but in any event not less than four (4) weeks per calendar year.

E.	Other Benefits. In addition to the benefits specifically provided for herein, during the Term the Executive shall be entitled to participate in all benefit plans maintained by the Company for officers generally according to the terms of such plans.

VI.	TERMINATION OF AGREEMENT. The Executive’s employment under this Agreement shall not be terminated except as set forth in this Section. Any reference to the date of delivery of a notice of termination or resignation by either the Company or the Executive in this Section VI shall constitute the “Date of Termination,” unless otherwise set forth herein.

A.	By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive upon such terms as are agreed upon between the parties.

B.	Death. If Executive dies during the Term of this Agreement, the Company shall pay her Base Salary due through the date of her death plus a pro-rata portion of any Bonus Plan or other compensation to which she is otherwise entitled as of the time of her death, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties at the time of her death. In addition, all amounts contributed by the Company to the Capital Accumulation Plan (“CAP”) for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect at the time of the Executive’s death. The Company shall then have no further obligations to the Executive or any representative of her estate or her heirs except that Executive’s estate or beneficiaries as the case may be shall be paid such amounts as may be payable under the Company’s life insurance policies and other plans as they relate to benefits following death then in effect.

C.	Disability

1.	The Executive’s employment may be terminated by written notice by either party to the other party, when:

a.	the Executive suffers a physical or mental disability entitling the Executive to long-term disability benefits under the Company’s long-term disability plan, if any, or

b.	in the absence of a Company long-term disability plan, the Executive is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

2.	If the Executive’s employment is terminated under this Section (C), the Executive shall be entitled to receive:

a.	all Base Salary and benefits due to the Executive through the Date of Termination and a pro-rata portion of any Bonus Plan or other compensation to which she is otherwise entitled as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place;

b.	an amount equal to the Executive’s Base Salary for a total of eighteen (18) months following the Date of Termination; and

c.	if permitted under the Company’s group medical insurance, group medical benefits at the same rate as then in effect for the Company’s employees for two (2) years after the Date of Termination; provided, that if the Executive instead elects continuation of group benefits under COBRA, the Company shall pay the full cost of the premiums for two (2) years following the Date of Termination.

3.	The amounts in clauses 2(b) and 2(c) above shall be reduced by any disability insurance payments the Executive receives as a result of her disability, and shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof; provided, that in the event the receipt of amounts payable pursuant to this Section (C) within six (6) months of the Date of Termination would cause the Executive to incur any penalty under Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”), then payment of such amounts shall be delayed until the date that is six (6) months following the Date of Termination. The Executive may elect to receive an enhanced severance amount consisting of six (6) additional months of the Executive’s Base Salary (payable in accordance with the first sentence of this paragraph) upon execution of a full release of claims in favor of the Company. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

D.	By the Company for Cause

1.	The Executive’s employment may be terminated by the Board upon recommendation of the CEO, both acting in good faith, by written notice to the Executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination):

a.	the continued failure by the Executive to substantially perform her duties after written notice and failure to cure within sixty (60) days;

b.	conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage Executive’s ability to effectively perform her duties;

c.	theft or dishonesty by the Executive;

d.	intoxication while on duty; or

e.	willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.

2.	If the Executive’s employment is terminated under this Section (D), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and no more.

3.	In addition, the Executive may elect to receive six (6) months of the Executive’s Base Salary, upon execution of a full release of claims in favor of the Company. Such payment shall be made to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof; provided, that in the event the receipt of amounts payable pursuant to this Section (D) within six (6) months of the Date of Termination would cause the Executive to incur any penalty under Section 409A of the IRC, then payment of such amounts shall be delayed until the date that is six (6) months following the Date of Termination. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive that have vested shall be paid out in accordance with the terms of the CAP as in effect on the Date of Termination. The Executive shall not be entitled to receive any unvested Company contributions to the CAP.

E.	By the Company Without Cause

1.	The Executive’s employment may be terminated by the Board upon recommendation of the CEO at any time without Cause by delivery of a written notice of termination to the Executive. If the Executive’s employment is terminated under this Section (E), the Executive shall be entitled to receive:

a.	all Base Salary and benefits due to the Executive through the Date of Termination and a pro-rata portion of any Bonus Plan or other compensation to which she is otherwise entitled as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place;

b.	an amount equal to the Executive’s Base Salary for a total of eighteen (18) months following the Date of Termination; and

c.	group medical benefits for eighteen (18) months after the Date of Termination.

2.	The amount in clause 1(b) above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof; provided, that in the event the receipt of amounts payable pursuant to this Section (E) within six (6) months of the Date of Termination would cause the Executive to incur any penalty under Section 409A of the IRC, then payment of such amounts shall be delayed until the date that is six (6) months following the Date of Termination. The Executive may elect to receive an enhanced severance amount consisting of six (6) additional months of the Executive’s Base Salary (payable in accordance with the first sentence of this paragraph), upon execution of a full release of claims in favor of the Company. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

F.	By the Executive for Good Reason

1.	The Executive’s employment may be terminated by the Executive by written notice of her resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute “Good Reason” for resignation:

a.	a reduction in the Executive’s Base Salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title);

b.	a requirement by the Company to relocate the Executive to a location that is greater than twenty-five (25) miles from the location of the office in which the Executive performs her duties hereunder at the time of such relocation;

c.	in connection with a Change in Control, a failure by the successor person or entity, or the Board, either to honor this Agreement or to present the Executive with an employment agreement containing provisions satisfactory to the Executive and which is executed by the Executive; or

d.	a reduction in the Executive’s title, or a material and adverse change in Executive’s status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s status and responsibilities.

2.	The Executive shall give the Company written notice of her intention to resign for Good Reason (stating the reason therefor) and the Company shall have sixty (60) days thereafter to rescind the events as stated in subparagraphs (a), (b), (c) or (d), in which event the Executive no longer shall have the right to resign for Good Reason. If the Executive resigns for Good Reason as defined in this Section (F), the Executive shall be entitled to receive:

a.	all Base Salary and benefits due to the Executive under this Agreement through the Date of Termination and a pro-rata portion of any Bonus Plan or other compensation to which she is otherwise entitled as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place;

b.	an amount equal to Executive’s Base Salary for a total of eighteen (18) months following the Date of Termination; and

c.	group medical benefits for eighteen (18) months after the Date of Termination.

3.	The amount in clause 2(b) above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof; provided, that in the event the receipt of amounts payable pursuant to this Section (F) within six (6) months of the Date of Termination would cause the Executive to incur any penalty under Section 409A of the IRC, then payment of such amounts shall be delayed until the date that is six (6) months following the Date of Termination. The Executive may elect to receive an enhanced severance amount consisting of six (6) additional months of the Executive’s Base Salary (payable in accordance with the first sentence of this paragraph), upon execution of a full release of claims in favor of the Company. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

G.	By the Executive Without Good Reason

1.	The Executive may terminate her employment at any time by delivery of a written notice of resignation to the Company no less than sixty (60) days and no more than ninety (90) days prior to the effective date of the Executive’s resignation. The Executive shall receive all Base Salary and benefits due under this Agreement through the next payroll date following the Date of Termination, and no more.

2.	Although the Executive is not entitled to any severance amount in the event of termination pursuant to this Section (G), the Executive may reduce the term of the non-compete and non-solicitation covenants in Section IX hereof, from twenty-four (24) months to eighteen (18) months, upon execution of a full release of claims in favor of the Company. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive that have vested shall be paid out in accordance with the terms of the CAP as in effect on the Date of Termination. The Executive shall not be entitled to receive any unvested Company contributions to the CAP.

H.	Following a Change in Control

1.	If the Executive’s termination of employment without Cause (pursuant to Section VI(E)) or for Good Reason (pursuant to Section VI(F)) occurs within twelve (12) months following a Change in Control, then the amounts payable pursuant to Section (E) or Section (F) above, as the case may be, shall be referred to as the “Change in Control Severance Amount,” and shall be paid to Executive in a lump sum no later than sixty (60) days following the Date of Termination or periodically at the regular payroll dates, at the Executive’s election, as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof; provided, that in the event the receipt of amounts payable pursuant to this Section (H) within six (6) months of the Date of Termination would cause the Executive to incur any penalty under Section 409A of the IRC, then payment of such amounts shall be delayed until the date that is six (6) months following the Executive’s termination date. The Executive may elect to receive an enhanced severance amount consisting of six (6) additional months of the Executive’s Base Salary (payable in accordance with the first sentence of this paragraph), upon execution of a full release of claims in favor of the Company. Payments pursuant to this Section (H) shall be made in lieu of, but not in addition to, any payment under any other paragraph of this Section VI. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements or restricted stock agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

2.	For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

a.	any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

c.	during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

3.	Excise Tax Payment. If, in connection with a Change in Control, the Internal Revenue Service asserts, or if the Executive or the Company is advised in writing by an established accounting firm, that any payment in the nature of compensation to, or for the benefit of, the Executive from the Company (or any successor in interest) constitutes an “excess parachute payment” under section 280G of the IRC, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a Change in Control (collectively, the “Excess Parachute Payments”) the Company shall pay to the Executive, on demand, a cash sum equal to the amount of excise tax due under section 4999 of the IRC on the entire amount of the Excess Parachute Payments (excluding any payment pursuant to this Section VI(H)).

VII.	REPRESENTATIONS. The Executive represents and warrants that she is not a party to any agreement or instrument which would prevent her from entering into or performing her duties in any way under this Agreement.

VIII.	ASSIGNMENT, BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to her hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there is no such designee, to her estate.

IX.	CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

A.	The Executive acknowledges that:

1.	the business of providing care support services and health support services in which the Company is engaged (the “Business”) is intensely competitive and that the Executive’s employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by the Executive;

2.	the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and

3.	the engaging by the Executive in any of the activities prohibited by this Section shall constitute improper appropriation and/or use of such information. The Executive expressly acknowledges the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of her duties, Executive expressly agrees not to divulge such confidential information to anyone outside the Company without prior permission.

B.	The “Company” (which shall be construed to include the Company, its subsidiaries and their respective affiliates) and the Executive agree that for a period of eighteen (18) months after the Date of Termination if the Executive’s employment is terminated under Sections VI(C), (D), (E), (F) or (H), and for a period of twenty-four (24) months after the Date of Termination if the Executive’s employment is terminated under Section VI(G), the Executive shall not:

1.	engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of the Executive’s employment hereunder. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, the Executive does not participate in the business of such corporation until such time as this covenant expires; and

2.	The Executive further agrees that she will not, directly or indirectly, for her benefit or for the benefit of any other person or entity, do any of the following:

a.	solicit from any customer, doing business with the Company as of the Executive’s termination, business of the same or of a similar nature to the Business of the Company with such customer;

b.	solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of the Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within eighteen (18) months prior to the Executive’s termination; or

c.	recruit or solicit the employment or services of any person who was employed by the Company upon termination of the Executive’s employment and is employed by the Company at the time of such recruitment or solicitation.

3.	The Executive acknowledges that the services to be rendered by her to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by her of any of the provisions contained in this Section will cause the Company irreparable injury. The Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations. The Executive acknowledges that the terms of this Section IX and its obligations are reasonable and will not prohibit her from being employed or employable in the health care industry.

C.	If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

X.	ENTIRE AGREEMENT. This Agreement, together with Exhibit A attached hereto, contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, she does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of her choosing.

XI.	AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

XII.	NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice in writing:

To the Executive at: 5517 Iron Gate Drive Franklin, TN 37069	To the Company at: Chief Executive Officer Healthways, Inc. 3841 Green Hills Village Drive Nashville, TN 37215

Any notice delivered personally or by courier shall be deemed given on the date delivered. Any notice sent by facsimile, registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

XIII.	SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

XIV.	SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

XV.	GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof.

XVI.	HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

XVII.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

HEALTHWAYS, INC. By: /s/ Ben R. Leedle, Jr. Name: Ben R. Leedle, Jr. Title: President & CEO EXECUTIVE /s/ Mary D. Hunter Mary D. Hunter

EXHIBIT A

Exceptions

Notwithstanding anything in the Agreement to the contrary, the following terms are also part of the Agreement and supersede any contradictory term contained therein: